Exhibit 23-A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Ford Motor Credit Company LLC (“Ford Motor Credit”) of our report dated February 21, 2012 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Ford Motor Credit, which appears in Ford Motor Credit’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the prospectus, which is part of this Registration Statement.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
August 6, 2012